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Report of Independent Registered Public Accounting Firm
Board of Directors
SunTrust Mortgage, Inc.
We have examined management's assertion included in the accompanying report of Certification
Regarding Compliance with Applicable Servicing Criteria, that SunTrust Mortgage, Inc. (the
"Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and
Exchange Commission's Regulation AB for the residential mortgage loan servicing platform, except for the instances of material noncompliance described therein , as of and for the year ended December 31,
2007, and except for criteria 1122(d)(1)(iii), 1122(d)(4)(i), 1122(d)(4)(ii), and 1122(d)(4)(xv), which the
Company has determined are not applicable to the activities performed by them with respect to the servic ing platform covered by this report. Refer to management's assertion for the asset backed transactions covered by this platform, Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American
Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight
Board (United States) and, accordingly, included examining, on a test basis, evidence about the
Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.
Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(1)(iv)
and 1122(d)(2)(vii) applicable to the Company during the year ended December 31, 2007, respectively:
The Company did not maintain appropriate coverage of fidelity bond and errors and omission insurance throughout the year as the size of the platform increased.
The Company did not identify all reconciling ite ms on reconciliations of custodial bank accounts and did not clear all reconciling items within 90 days.
The information in the Certification Regarding Compliance with Applicable Servicing Criteria under paragraph 2 of Appendix B regarding remediation activities is presented by the Company for information purposes. Such information has not been subjected to the procedures applied in our examination of management's assertion as described above, and accordingly, we express no opinion on
it.
In our opinion, except for the material noncompliance described in the third paragraph, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2007 for the residential mortgage loan servicing pla tform is fairly stated, in all material respects.
/s/ Ernst & Young LLP
March 6, 2008